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                                                                     Exhibit 3.8


                                   CERTIFICATE
                                       OF
                               RETIREMENT OF STOCK
                                       OF
                                   ALTEON INC.


         Pursuant to Section 243 of the Delaware General Corporation Law, Alteon Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

         1. The Certificate of Designations of Series G Preferred Stock of the Corporation provides that shares of the Corporation's Series G Preferred Stock (the "Series G Preferred Stock") purchased or otherwise acquired by the Corporation (including upon conversion thereof) shall be retired and canceled after such acquisition and upon such cancellation shall become authorized but unissued shares of the Corporation's Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

         2. 243 shares of the Series G Preferred Stock have been acquired by the Corporation by reason of conversion and have been retired.

         3. Pursuant to the Certificate of Designation, the total number of shares of Preferred Stock which the Corporation is authorized to issue is unaffected by this Certificate of Retirement and remains 1,993,329 shares.

         IN WITNESS WHEREOF, this Certificate of Retirement of Stock is made this 20 day of November 2000.

                                        ALTEON INC.


                                        By:  /s/ Kenneth I. Moch
                                             ---------------------------
                                                 Kenneth I. Moch
                                                 President and
                                                 Chief Executive Officer